Exhibit 10.1

SETTLEMENT AGREEMENT & RELEASE

This Settlement Agreement & Release (“Agreement”) is made as of 11:59 p.m. EST on June 30, 2009 (the “Effective Date”), by and among UTStarcom, Inc., a Delaware corporation (“UTS Inc.”), Personal Communications Devices, LLC, a Delaware limited liability company (“PCD LLC”), and Personal Communications Devices Holdings, LLC, a Delaware limited liability company (“PCD Holdings LLC”) (each of the foregoing, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, UTStarcom Personal Communications LLC, a Delaware limited liability company, UTS Inc., PCD LLC, and PCD Holdings LLC are parties to that certain Merger Agreement dated June 30, 2008 (the “Merger Agreement”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, in connection with the Merger Agreement, PCD LLC and UTS Inc. entered into a Supplier Agreement dated July 1, 2008 (the “Supplier Agreement”);

WHEREAS, pursuant to the Supplier Agreement, UTS Inc. has sold and delivered certain Products (as defined therein) to PCD LLC;

WHEREAS, there is a dispute between PCD LLC and UTS Inc. regarding certain units of the Products (the Subject Units, defined below);

WHEREAS, PCD LLC had delivered certain of the Subject Units to PCD LLC’s customer AT&T;

WHEREAS, PCD LLC has withheld certain payments (the Withheld Amount, defined below), under the Supplier Agreement;

WHEREAS, Section 1.7 of the Merger Agreement requires PCD Holdings LLC to pay to UTS Inc. in accordance with the provisions thereof, additional consideration (the “Earnout Payment”) based upon the Audited EBITDA for the period commencing January 1, 2008 and ending on December 31, 2010;

WHEREAS, Section 5.17 of the Merger Agreement required PCD Holdings LLC to offer UTS Inc. the opportunity to purchase, at the Closing, Class A Units of PCD Holdings LLC for an aggregate purchase price of $1,600,000, subject to the terms and conditions of the Buyer LLC Agreement and any related investment documents (the “Equity Investment Provision”);

WHEREAS, Pursuant to the Equity Investment Provision, at the Closing, UTS Inc. purchased 2,199,214 Class A Units of PCD Holdings LLC for an aggregate purchase price of $1,600,000 (the “Purchased Class A Units”), which Purchased Class A Units are uncertificated;

WHEREAS, UTS Inc. is willing to relinquish any and all of its rights to receive the Earnout Payments and its other rights provided for under Section 1.7 of the Merger Agreement;

WHEREAS, UTS Inc. is willing to relinquish any and all of its rights to purchase any equity interest in PCD Holdings, LLC pursuant to the Merger Agreement and agreements entered into in connection with the Merger Agreement.

WHEREAS, UTS Inc. desires to sell to PCD Holdings LLC, at PCD Holdings LLC’s option, and PCD Holdings LLC desires to have the option to repurchase from UTS Inc., the Purchased Class A Units for an aggregate purchase price of $1,600,000; and

WHEREAS, the Parties desire to settle all claims PCD LLC and/or PCD Holdings LLC may have against UTS Inc. relating to Subject Units, and all claims UTS Inc. may have against PCD LLC and/or PCD Holdings LLC for the Withheld Amount, the Earnout Payment, to purchase an equity interest in PCD Holdings LLC or otherwise relating to the Subject Units, all pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions.

1.1           “AT&T” means the entity referred to as AT&T Mobility LLC and/or any of its affiliates which have received Subject Units.

1.2           “AT&T Claim” has the meaning provided in Section 4 (Payment of AT&T Claim).

1.3           “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.4           “Inventory Products” has the meaning provided in Section 7 (Order of Remaining Inventory Products).

1.5           “Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

1.6           “Products” means Products as defined under the Supplier Agreement.

1.7           “Released Matters” means the UTS Released Matters and the PCD Released Matters.

1.8           “Released Parties” means the UTS Released Parties and the PCD Released Parties.

1.9           “Releasing Parties” means the UTS Releasing Parties and the PCD Releasing Parties.

1.10         “Repurchase Closing Date” shall have the meaning set forth in Section 11.

1.11         “Repurchase Notice” shall have the meaning set forth in Section 11.

1.12         “Repurchase Period” shall have the meaning set forth in Section 11.

1.13         “Subject Units” means those units of the Products identified in Exhibit A.

1.14         “Transfer” shall have the meaning set forth in Section 11.

1.15         “Withheld Amount” has the meaning provided in Section 5 (Payment of Amounts under the Supplier Agreement).

2.     Release of Certain PCD Claims.

2.1   By this Agreement, PCD LLC and PCD Holdings LLC, each on behalf of itself, and its present and former directors, officers, employees, attorneys, agents, customers, subsidiaries, licensees, representatives, and its respective successors, affiliates and assigns (“PCD Releasing Parties”), hereby fully and unconditionally release and forever discharge UTS Inc., and its present and former directors, officers, employees, attorneys, agents, representatives, and its respective successors, affiliates and assigns (“UTS Released Parties”) from and against any and all indemnity obligations, claims, contentions, debts, liabilities, demands, promises, agreements, costs, expenses (including but not limited to attorneys’ fees), damages, suits, legal proceedings, mediations, arbitrations, losses, judgments, settlements, actions or causes of action, or the like (collectively “Actions”) of whatever kind or nature, whether now known or unknown, and whether based on contract, breach of warranty, indemnity, tort, statutory or other legal or equitable theory of recovery, which the PCD Releasing Parties have, had, or may ever claim to have against the UTS Released Parties, which relate to, arise from, or are connected to any activity described, based on, arising out of, or in connection with the following (the following, the “PCD Released Matters”):

(a)   Any breach of any representation or warranty (except as set forth below) (i) in the Supplier Agreement that relates to or arises from a Subject Unit, or (ii) in the Merger Agreement that, pursuant to Section 9.1(b) of the Merger Agreement, has an Expiration Date of the first anniversary of the Closing Date;

(b)   Any right or obligation arising under, including any right to indemnification, or breach of an indemnification obligation in the Supplier Agreement that relates to or arises from a Subject Unit (except as set forth below);

(c)   Any other right or obligation included in or arising under the Supplier Agreement that relates to or arises from a Subject Unit, or that arises from or is related to any other Action AT&T may assert with respect to the Subject Units (except as set forth below); and

(d)   Any other Action arising from or related to a Subject Unit (except as set forth below).

Notwithstanding the foregoing, this Agreement and the release terms set forth above shall not include and shall have no effect on any of the continuing indemnity or other obligations of UTS, Inc. under the Supplier Agreement for any and all Products supplied to PCD LLC pursuant thereto that would otherwise be covered under the terms thereof, with the specific and sole exception of the Subject Units.  As to the Subject Units, UTS Inc. shall retain the continuing obligations set forth only in Section 22 (Indemnification by Supplier) relating to any and all actions or claims that any product supplied by UTS Inc. infringes any United States or foreign patent, copyright or intellectual property right and Section 32(J) relating to obligations that survive termination.  Except as expressly set forth above, this Agreement and the release terms set forth above shall not include and shall have no effect on any of the continuing indemnity or other obligations of UTS Inc. under the Merger Agreement and shall not include and shall not effect or cause the release of any Excluded Claims.

2.2   In connection with the above, PCD LLC and PCD Holdings LLC each acknowledges that it is aware that, after executing this Agreement, they or their attorneys or agents may discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement or the PCD Released Matters, but that it is PCD LLC’s and PCD Holdings LLC’s intention to fully, finally and forever settle and release all of the PCD Released Matters, and to finally and forever settle and release any other Actions, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore may have existed against the UTS Released Parties relating to the PCD Released Matters.  In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete release of the PCD Released Matters notwithstanding the discovery or existence of any such additional or different claim(s) or fact(s) the PCD Releasing Parties may assert with respect to the PCD Released Matters.  In connection with the foregoing, the PCD Releasing Parties hereby waive all rights under Section 1542 of Civil Code of California, which the PCD Releasing Parties acknowledge to have read and understood and which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The PCD Releasing Parties also hereby waive all rights that they may have under or pursuant to any other statute, legal decision or common law principal of similar, comparable or equivalent effect as §1542 of the California Civil Code.

3.     Release of All UTS Inc. Claims.

3.1   By this Agreement, UTS Inc., on behalf of itself, and its present and former directors, officers, employees, attorneys, agents, customers, subsidiaries, licensees, representatives, and its respective successors affiliates and assigns (“UTS Releasing Parties”), hereby fully and unconditionally releases and forever discharges PCD LLC and PCD Holdings LLC, and their present and former directors, officers, members, managers, employees, attorneys, agents, representatives, and their respective successors affiliates and assigns (“PCD Released Parties”) from and against any and all Actions (as defined above) of whatever kind or nature, whether now known or unknown, and whether based on contract, breach of warranty, indemnity, tort, statutory or other legal, equitable theory of recovery, which the UTS Releasing Parties have, had, or may ever claim to have against the PCD Released Parties, which relate to, arise from, or are connected to any activity described, based on, arising out of, or in connection with the following (the following, the “UTS Released Matters”):

(a)   Any breach of any representation or warranty (i) in the Supplier Agreement that relates to or arises from a Subject Unit, or (ii) in the Merger Agreement that,

pursuant to Section 9.1(b) of the Merger Agreement, has an Expiration Date of the first anniversary of the Closing Date;

(b)   Any right or obligation arising under, including any right to indemnification, or breach of an indemnification obligation in the Supplier Agreement that relates to or arises from a Subject Unit;

(c)   Any other right or obligation included in or arising under the Supplier Agreement that relates to or arises from a Subject Unit, or that arises from or is related to any other Action AT&T may assert with respect to the Subject Units;

(d)   Any other Action arising from or related to a Subject Unit;

(e)   Any right to receive the Earnout Payment or otherwise arising under Section 1.7 of the Merger Agreement;

(f)    Any and all rights to purchase any equity interest in PCD Holdings, LLC pursuant to the Merger Agreement or agreements entered into in connection with the Merger Agreement; and

(g)   the Withheld Amount.

3.2   In connection with the above, UTS Inc. acknowledges that it is aware that, after executing this Agreement, it or its attorneys or agents may discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement or the UTS Released Matters, but that it is UTS Inc.’s intention to fully, finally and forever settle and release all of the UTS Released Matters, and to finally and forever settle and release any other Actions, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore may have existed against the PCD Released Parties relating to the UTS Released Matters.  In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete release of the UTS Released Matters, notwithstanding the discovery or existence of any such additional or different claim(s) or fact(s) UTS Releasing Parties may assert with respect to the UTS Released Matters.  In connection with the foregoing, the UTS Releasing Parties hereby waive all rights under Section 1542 of Civil Code of California, which the UTS Releasing Parties acknowledge to have read and understood and which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

The UTS Releasing Parties also hereby waive all rights that they may have under or pursuant to any other statute, legal decision or common law principal of similar, comparable or equivalent effect as §1542 of the California Civil Code.

4.     Payment of AT&T Claim.  In consideration of the release and settlement in this Agreement and PCD LLC’s conditional orders of Inventory Products pursuant to Section 7 (Order of Remaining Inventory Products), on or before July 15, 2009 and August 15, 2009, UTS Inc. shall pay by wire transfer in immediately available funds to an account specified by PCD LLC, in two (2) equal installments, the lesser of the following (the “AT&T Claim”):  (a) Eleven Million Ninety-Six Thousand Forty-Five U.S. Dollars ($11,096,045.00) and (b) the amount of AT&T’s warranty claim arising from the Subject Units.  The obligation to pay the AT&T Claim shall be contingent upon UTS Inc. receiving proof of PCD LLC’s payment to AT&T.  PCD LLC represents that PCD LLC has used commercially reasonable efforts to minimize the AT&T Claim.

5.     Payment of Amounts under the Supplier Agreement. In consideration of the release and settlement in this Agreement, PCD LLC shall pay, upon the Effective Date by wire transfer in immediately available funds to an account specified by UTS Inc., Ten Million Four Hundred Nine Thousand Seven Hundred Fifty-Eight and no/100 U.S. Dollars ($10,409,758) (the “Withheld Amount”), which is calculated by reducing the gross amount of Eleven Million Six Hundred Seventy-Three Thousand One Hundred Ninety and no/100 U.S. Dollars ($11,673,190.00) by the following figures: (1) Eight Hundred Fourteen Thousand One Hundred Sixty-Seven U.S. Dollars ($814,167) for 4,449 returned Subject Units at $183.00 and (2) Four Hundred Forty-Nine Thousand Two Hundred Sixty-Five U.S. Dollars ($449,265) for 2,455 returned Subject Units at $183.00.  The Withheld Amount is not payable or creditable against any other obligation now or in the future of PCD LLC or PCD Holdings LLC other than such previously adjusted invoiced amounts.  For avoidance of doubt, the Withheld Amount shall not be creditable against the order for the Inventory Products (defined below).  The Withheld Amount does not constitute all amounts owed by PCD LLC to UTS Inc. under outstanding invoices and other arrangements, however, payment of the Withheld Amount shall constitute payment in respect of the outstanding invoices constituting the Withheld Amount.

6.     Return of Subject Units.  PCD LLC has returned 4,449 units of the Subject Units to UTS Inc., and PCD LLC shall return the remaining 2,455 units of the Subject Units not yet returned to UTS Inc. and identified by PCD LLC as defective promptly following the Effective Date.  UTS Inc. shall accept the return of all such Subject Units at a cost of $183.00 (and PCD LLC acknowledges and agrees that UTS Inc., through the calculation of the Withheld Amount pursuant to Section 5 above, has provided PCD LLC the appropriate credit/payment for all such returns of Subject Units), refurbish said Subject Units and PCD LLC shall repurchase said refurbished Subject Units at a cost of $120.00.  Other than as expressly set forth in this Section 6 (Return of Subject Units), the repurchase of refurbished Subject Units is subject to the terms and conditions of the Supplier Agreement.

UTS Inc. agrees to accept for return under the terms and conditions of the Supplier Agreement any defective returns of refurbished Subject Units after repurchase and Inventory Products after purchase pursuant to this Agreement.

7.     Order of Remaining Inventory Products.  PCD LLC hereby agrees to order UTS Inc.’s remaining inventory of Products specified in Exhibit B (“Inventory Products”), for a negotiated commercially reasonable price, subject to fulfillment of each of the following conditions consistent with past practice:  (1) the Inventory Products receive carrier approval; (2) UTS Inc. provides all reasonable and necessary engineering and other support to secure carrier approval; (3) UTS Inc. agrees to provide service parts and support going forward for all Inventory Products; and (4) the Inventory Products meet all quality control requirements.  The order for Inventory Products shall be made only after fulfillment of and agreement to the foregoing conditions and only in the same amount in and after PCD receives a purchase order(s) from the carrier.  PCD LLC shall use commercially reasonable good faith efforts to obtain purchase order(s) from one or more carriers relating to the Inventory Products.  PCD LLC shall pay in full for the Inventory Products pursuant to the terms of, and on the date for payment set forth in the Supplier Agreement.  Notwithstanding anything to the contrary herein or in the Supplier Agreement, such order is non-cancelable.  Other than as expressly set forth in this Section 7 (Order of Remaining Inventory Products), the order for the Inventory Products is subject to the terms and conditions of the Supplier Agreement.  PCD LLC shall provide a written purchase order for such order of Inventory Products promptly following its receipt of a purchase order from a carrier.

8.     Warranty Against Assignment.  The Parties, on behalf of their successors and assigns, hereby warrant and covenant that they have not transferred or assigned and prior to the Effective Date of this Agreement, and will not transfer or assign to any third party (except under Section 18 (Assignment)), any Actions or rights to bring Actions that they have or may have against any of the Released Parties or Releasing Parties, arising out of, or in connection with anything whatsoever relating to the Released Matters.

9.     Waiver of Earnout Payments.  By this Agreement, UTS Inc., on behalf of itself and the UTS Releasing Parties, hereby waives all of its rights contained in Sections 1.7 of the Merger Agreement including, without limitation, the right to receive the Earnout Payment, and acknowledges and agrees that it and they shall not have any further rights thereunder or with respect thereto.

10.   Waiver of Equity Purchase Rights.  By this Agreement, UTS Inc., on behalf of itself and the UTS Releasing Parties, hereby waives all of its rights to purchase any equity interest in PCD Holdings, LLC pursuant to the Merger Agreement or agreements entered into in connection with the Merger Agreement, and acknowledges and agrees that it shall not have any further rights with respect thereto.

11.   Option to Repurchase the Purchased Class A Units.

(a)           At any time during the period beginning on the Effective Date and ending at 11:59pm PDT on the ninetieth (90th) day thereafter (the “Repurchase Period”), PCD Holdings LLC or its designee may by delivery of a written notice to UTS Inc. in accordance with Section 11.5 of the Merger Agreement (the “Repurchase Notice”), at its option, repurchase from UTS Inc., and UTS Inc. will, at the request of PCD Holdings LLC or its designee, sell, convey, transfer, assign and deliver to PCD Holdings LLC or its designee, all right, title and interest in and to the Purchased Class A Units free and clear of any liens, claims, pledges, security interests, equity interests or encumbrances (other than those imposed under applicable securities laws and as set forth in agreements with PCD Holdings LLC), for an aggregate repurchase price of One Million Six Hundred Thousand and no/100 ($1,600,000.00).

(b)           The closing of the repurchase of the Purchased Class A Units (the “Repurchase Closing Date”) shall be held not earlier than five (5) days nor later than thirty (30) days after delivery of the Repurchase Notice.  Upon delivery by PCD Holdings LLC or its designee of the repurchase price for the Purchased Class A Units, UTS Inc. shall deliver to PCD Holdings LLC or its designee an executed Assignment Separate from Certificate in the form attached hereto as Exhibit C, and all of the Purchased Class A Units shall be deemed to be transferred to the PCD Holdings LLC or its designee.

(c)           UTS Inc. may not sell, assign, pledge, encumber or otherwise transfer (“Transfer”) during the Repurchase Period and/or subsequent to receiving a Repurchase Notice, any interest in any of the Purchased Class A Units, either voluntarily or involuntarily or by operation of law or otherwise.

(d)           In the event of any Transfer of Purchased Class A Units in breach of this Agreement, commencing immediately upon the date of such attempted Transfer (a) such Transfer shall be void and of no effect, (b) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by PCD Holdings LLC to the purported transferee in respect of the Purchased Class A Units (all such rights to payment to UTS Inc. and/or the purported transferee being deemed waived), (c) the voting rights of the Purchased Class A Units, if any, shall be suspended during the continuation of any such breach, and (d) neither UTS Inc. nor the purported transferee shall be entitled to exercise any rights with respect to such Purchased Class A Units until such Transfer in breach of this Agreement has been rescinded.

(e)           UTS Inc. acknowledges that in the event that UTS Inc. fails to execute or cause to be executed all such agreements and documents as may be necessary under this Agreement, or otherwise to enable all of the Purchased Class A Units to be transferred in accordance with this Agreement, the Chief Executive Officer and each other officer of PCD Holdings LLC or the designee of PCD Holdings LLC may execute and deliver all such agreements and documents exclusively as may be necessary to permit such transfer to be completed exclusively as provided in this Agreement and reflected on the books of PCD Holdings LLC (and for such purposes UTS Inc. irrevocably constitutes and appoints the Chief Executive Officer and each other officer of PCD Holdings LLC or its designee as the true and lawful attorney for UTS Inc. with full power of substitution in the name of and on behalf of UTS Inc., with no restriction or limitation in that regard).  This power of attorney is coupled with an interest and is therefore irrevocable. This power of attorney shall not be revoked or terminated by any act or thing.

(f)            Upon any share split, reverse share split, recombination of shares or other similar reorganization of the capital structure of PCD Holdings LLC, the repurchase price otherwise payable to UTS Inc. upon the repurchase of the Purchased Class A Units hereunder shall be proportionally adjusted to reflect such reorganization.

12.           Release of Escrow.  The Parties shall, concurrent with the execution of this Agreement, execute and deliver to JPMorgan Chase Bank, National Association (the “Escrow Agent”), written instructions to release to UTS Inc. the sum of Ten Million and no/100 Dollars ($10,000,000), together with earned interest on such amount, from the Indemnity Escrow Account, pursuant that certain Escrow Agreement entered into among the Escrow Agent, UTS Inc. and PCD Holdings LLC dated as of July 1, 2008.

13.           Representations and Warranties.

(a)           Each of the Parties hereby represents, as of the date hereof and as of the Repurchase Closing Date, to the other Parties hereto that (i) it has duly executed and delivered this Agreement (including any Exhibits hereto), (ii) all required consents or approvals for such execution and delivery have been obtained, and (iii) it has all requisite corporate or similar applicable right, power, legal capacity and authority to enter into and perform this Agreement (including any Exhibits hereto), as applicable.

(b)           UTS Inc. hereby represents and warrants to PCD Holdings LLC, as of the date hereof and as of the Repurchase Closing Date, that (i) UTS Inc. is the sole beneficial and record holder of the Purchased Class A Units and (ii) UTS Inc. has good and marketable title to the Purchased Class A Units, free of any liens, claims, pledges, security interests, equity interests or other encumbrances, other than those imposed under applicable securities laws and as set forth in agreements with PCD Holdings LLC.

(c)           The representations and warranties contained in Sections 13(a) and (b) shall be true and correct as of the Repurchase Closing Date, and each Party shall deliver a certificate, dated as of the Repurchase Closing Date, to such effect.

14.           Compromise of Disputed Claims.  This Agreement is a compromise of disputed claims and does not in any way constitute an admission by any Party of any liability or responsibility, past, present or future, for the Released Matters.

15.           Entire Agreement; Modification.  This Agreement, together with the Supplier Agreement and the Merger Agreement, contains the entire agreement between the Parties relating to the subject matter contained herein.  All prior or contemporaneous agreements, written or oral, between the Parties regarding the subject matter hereof are superseded by this Agreement (except those agreements memorialized in the Supplier Agreement and the Merger Agreement).  This Agreement may not be modified except by written document signed by an authorized representative of each Party.

16.           Force Majeure.  No Party will be liable for any failure to perform any obligation under this Agreement (other than obligations to make payments), or for delay in such performance, to the extent such failure to perform or delay is caused by fire, storm, earthquake, explosion, war, acts of a public enemy, labor disputes, acts of God and acts of any government or any agency thereof, or any similar event beyond its reasonable control that makes such performance commercially impractical.

Any suspension of performance by reason of this clause will be limited to the period during which the cause of suspension exists.

17.           Waiver.  No term of this Agreement shall be considered waived and no breach excused by any Party unless made in writing.  No consent, waiver, or excuse by any Party, express or implied, shall constitute a subsequent consent, waiver or excuse.

18.           Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns, if any, of the Parties in its entirety. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that this Agreement shall be automatically assigned in connection with a merger, reorganization, change of control, or sale of all or substantially all of the assets of a Party except that nothing in this section shall be construed to permit any assignment which would be unauthorized or void pursuant to any other part of this Agreement.

19.           Nondisclosure Obligation.  The Parties will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

20.           Governing Law and Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be governed, construed and interpreted in accordance with the internal laws of the State of New York without application of conflict of laws principles.  This Agreement shall not be governed by the United Nations Convention on the International Sale of Goods.  All disputes, claims, or controversies arising out of or relating to this Agreement or any other document delivered pursuant hereto, the transactions contemplated hereby, or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved in accordance with the procedures set forth in Section 11.6 (Dispute Resolution) of the Merger Agreement.

21.           Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

22.           Headings.  The headings of the sections of this Agreement are for reference only and do not control the interpretation of any term or condition of this Agreement.

23.           Representation by Counsel.  Each of the Parties hereto acknowledges that they have been represented by independent counsel of their choice throughout all negotiations that preceded the  Agreement, and this Agreement has been executed with the consent and on the advice of such independent legal counsel.

24.           Implementation of Settlement.  The Parties hereby agree to use their best efforts and good faith in carrying out all of the terms of this Agreement. Each of the Parties hereby agrees and authorizes its respective counsel to execute any additional documents and take any similar procedural actions which reasonably may be required in order to consummate this Agreement or otherwise to fulfill the intent of the Parties hereunder.

25.           Authority to Execute Agreement.  The Parties hereto warrant and guarantee that each person whose signature appears hereon has been duly authorized and has full authority to execute this Agreement on behalf of the person, persons or entity for whom such signature is indicated.

26.           Signatories’ Understanding.  By executing this Agreement, the Parties affirm that they are competent, that they have been represented by counsel, or had the opportunity to be represented by counsel, and that they understand and accept the nature, terms and scope of this Agreement.

27.           Counterpart Signature; Facsimile Delivery.  This Agreement may be executed in two or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by their respective duly authorized officers.

UTSTARCOM, INC.

By:	/s/ Viraj Patel
Name:	Viraj Patel
Title:	Interim CFO, Corporate Controller, Vice President and Chief Accounting Officer

PERSONAL COMMUNICATIONS DEVICES HOLDINGS, LLC

By:	/s/ Jonathan C. Stearns
Name:	Jonathan C. Stearns
Title:	Managing Member

PERSONAL COMMUNICATIONS DEVICES, LLC

By: PERSONAL COMMUNICATIONS DEVICES HOLDINGS, its sole Member

By:	/s/ Jonathan C. Stearns
Name:	Jonathan C. Stearns
Title:	Managing Member

Exhibit A

Subject Units

All units of GTX 75 handset Products provided under the Supplier Agreement and returned to UTS Inc. prior to the Effective Date or pursuant to the terms of this Agreement.

Exhibit B

Inventory Products

One Hundred Sixty Seven Thousand and no/100 (167,000) units of GTX75 Products

Exhibit C

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, UTStarcom, Inc., a Delaware corporation, hereby sells, assigns and transfers to Personal Communications Devices Holdings, LLC, a Delaware limited liability company (the “Company”),                                  Class A Units of the Company standing in its name on the books of the Company and does hereby irrevocably constitute and appoint                                                     , as attorney-in-fact, with full power of substitution, to transfer said units on the books of the Company.

This Assignment Separate From Certificate was executed in conjunction with the terms of the Settlement Agreement and Release between the above assignor, the Company and Personal Communications Devices, LLC, a Delaware limited liability company, dated as of June 30, 2009.

Dated:                        , 2009

UTSTARCOM, INC.

By:

Name:

Its: